UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

The Wet Seal, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

961840105 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 961840105	13G	Page 2 of 10

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON P&S CAPITAL PARTNERS, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON* OO - LIMITED LIABILITY COMPANY

CUSIP No. 961840105	13G	Page 3 of 10

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON P&S CAPITAL MANAGEMENT, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON OO - LIMITED LIABILITY COMPANY

CUSIP No. 961840105	13G	Page 4 of 10

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON P&S CREDIT MANAGEMENT, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON OO - LIMITED LIABILITY COMPANY

CUSIP No. 961840105	13G	Page 5 of 10

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON PAGS INVESTING, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON OO - LIMITED LIABILITY COMPANY

CUSIP No. 961840105	13G	Page 6 of 10

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DANIEL L. NIR
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 961840105	13G	Page 7 of 10

ITEM 1.	(a)	Name of Issuer:

The Wet Seal, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

26972 Burbank, Foothill Ranch, CA 92610

ITEM 2.	(a) and (c)	Name and Domicile/Citizenship of Persons Filing:

(i) P&S Capital Partners, LLC, a Delaware limited liability company

(ii) P&S Capital Management, LLC, a Delaware limited liability company

(iii) P&S Credit Management, LLC, a Delaware limited liability company

(iv) PAGS Investing, LLC, a Delaware limited liability company

(v) Daniel L. Nir, a United States citizen

	(b)	Each of the Reporting Persons has a business address of

950 Third Avenue, 29th Floor, New York, NY 10022.

	(d)	Title of Class of Securities:

Class A Common Stock, par value $0.10 per share

	(e)	CUSIP Number:

961840105

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐ Broker or Dealer registered under Section 15 of the Act

	(b)	☐ Bank as defined in section 3(a)(6) of the Act

	(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act

	(d)	☐ Investment Company registered under section 8 of the Investment Company Act of 1940

	(e)	☐ Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

	(f)	☐ Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

	(g)	☐ A Parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

	(h)	☐ A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

	(i)	☐ A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

	(j)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 961840105	13G	Page 8 of 10

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

P&S Capital Partners, LLC

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

0

P&S Capital Management, LLC

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

0

P&S Credit Management, LLC

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

0

PAGS INVESTING, LLC

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

0

DANIEL L. NIR

	(a)	Amount Beneficially Owned:

0

	(b)	Percent of Class:

0%

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

0

CUSIP No. 961840105	13G	Page 9 of 10

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 961840105	13G	Page 10 of 10

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2005

P&S CAPITAL PARTNERS, LLC

By:	/s/ Greg Pearson
Greg Pearson, Chief Financial Officer

P&S CAPITAL MANAGEMENT, LLC

By:	/s/ Greg Pearson
Greg Pearson, Chief Financial Officer

P&S CREDIT MANAGEMENT, LLC

By:	/s/ Greg Pearson
Greg Pearson, Chief Financial Officer

PAGS Investing, LLC

By:	/s/ Daniel L. Nir
Daniel L. Nir, a Managing Member

Daniel L. Nir

By:	/s/ Daniel L. Nir
Daniel L. Nir